Exhibit 99.1

Corporate Office P.O. Box 12359 Spring, Texas 77391-2359 www.swn.com

NEWS RELEASE

SOUTHWESTERN ENERGY COMMENCES PUBLIC OFFERING OF $1.15 BILLION OF SENIOR NOTES

Houston, Texas – September 11, 2017...Southwestern Energy Company (NYSE: SWN) (the “Company”) today announced that it is commencing, subject to market conditions, a registered underwritten public offering (the “Offering”) of $1.15 billion aggregate principal amount of senior notes, consisting of a series of senior, unsecured notes due 2026 (the “2026 Notes”) and a series of senior, unsecured notes due 2027 (the “2027 Notes” and, together with the 2026 Notes, the “Notes”).

The Company intends to use approximately $327 million of the net proceeds from the Offering to repay in full and terminate its 2015 Amended and Restated Term Loan with various lenders and Bank of America, N.A., as administrative agent and lender, and the remaining net proceeds of the Offering, together with cash on hand, to fund the concurrently announced tender offers to purchase for cash, subject to certain conditions, (i) any and all of the Company’s 4.05% Senior Notes due 2020 (the “2020 Notes”) and (ii) subject to certain limits, up to $100 million of each of the Company’s 4.10% Senior Notes due 2022 and 4.95% Senior Notes due 2025 subject to the applicable priority levels and caps (collectively, the “Tender Offers”). If the Tender Offers are not consummated, or the aggregate amount of securities tendered in the Tender Offers and accepted for payment is less than the net proceeds of the Offering dedicated for that purpose, the Company will use the remainder of the net proceeds for other repayments of indebtedness, subject to the terms of the Company’s credit facilities.

J.P. Morgan Securites LLC; Citigroup Global Markets Inc.; MUFG Securities Americas Inc.; BofA Merrill Lynch; Credit Agricole Securities (USA) Inc.; Mizuho Securities USA LLC; RBC Capital Markets, LLC and Wells Fargo Securities, LLC are acting as joint book-running managers for the Offering. The Offering is being made under an automatic shelf registration statement on Form S-3 (Registration No. 333-208074) filed by the Company with the Securities and Exchange Commission (“SEC”) and only by means of a prospectus supplement and accompanying prospectus. A preliminary prospectus supplement has been filed with the SEC to which this communication relates. Prospective investors should read the preliminary prospectus supplement and the accompanying prospectus included in the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the Offering. These documents are available at no charge by visiting EDGAR on the SEC website at http://www.sec.gov. When available, copies of the preliminary prospectus supplement, the prospectus supplement and the accompanying base prospectus related to the Offering may be obtained from the following firm at the address set forth below:

J.P. Morgan Securities LLC

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11711

1-866-803-9204

This news release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of, or any solicitation of an offer to buy, these securities in any state or jurisdiction in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities are being offered by means of a prospectus supplement and accompanying prospectus and only to such persons and in such jurisdictions as is permitted under applicable law. The Tender Offers are made subject to the terms of an offer to purchase and only in such jurisdictions as is permitted under applicable law. In any jurisdiction in which the Tender Offers are required to be made by a licensed broker or dealer, the Tender Offers are deemed to be made on behalf of the Company by the dealer manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Southwestern Energy Company is an independent energy company whose wholly owned subsidiaries are engaged in natural gas and oil exploration, development and production, natural gas gathering and marketing.

Contact:

Randall Barron

Vice President & Treasurer

(832) 796-4851

randall_barron@swn.com

Jennifer Stewart

Senior Vice President and Chief Financial Officer - Interim

(832) 796-7770

jennifer_stewart@swn.com

Forward-Looking Statements

This news release includes forward-looking statements as defined under federal law, including those related to the Offering and the proposed use of proceeds. There can be no assurance that such expectation or belief will result or be achieved. The Company’s future actions and results can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of natural gas and oil reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; international monetary conditions; unexpected cost increases; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to the Company’s business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting the Company’s business generally as set forth in its filings with the SEC. Unless legally required, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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